                                                                     Exhibit 8.2


                   [LETTERHEAD OF SHAW PITTMAN POTTS & TROWBRIDGE]


                                  November 10, 1997

Paul, Weiss, Rifkind, Wharton & Garrison    Fair Lawn Industrial Park, Inc.
1285 Avenue of the Americas                 c/o McBride Enterprises, Inc.
New York, New York 10019-6064               808 High Mountain Road
                                            Franklin Lakes, New Jersey 07417
McBride Properties
c/o McBride Enterprises, Inc.               MBP/BRE, L.L.C.
808 High Mountain Road                      c/o McBride Enterprises, Inc.
Franklin Lakes, New Jersey 07417            808 High Mountain Road
                                            Franklin Lakes, New Jersey 07417
New Jersey Associates
c/o McBride Enterprises, Inc.               NJA/BRE, L.L.C.
808 High Mountain Road                      c/o McBride Enterprises, Inc.
Franklin Lakes, New Jersey 07417            808 High Mountain Road
                                            Franklin Lakes, New Jersey 07417
RROP, L.L.C.
c/o McBride Enterprises, Inc.               OIP/BRE, L.L.C.
808 High Mountain Road                      c/o McBride Enterprises, Inc.
Franklin Lakes, New Jersey 07417            808 High Mountain Road
                                            Franklin Lakes, New Jersey 07417
UFSC, L.L.C.
c/o McBride Enterprises, Inc.               REA/SPC, Inc.
808 High Mountain Road                      c/o McBride Enterprises, Inc.
Franklin Lakes, New Jersey 07417            808 High Mountain Road
                                            Franklin Lakes, New Jersey 07417

FLIP/BRE, Inc.
c/o McBride Enterprises, Inc.
808 High Mountain Road
Franklin Lakes, New Jersey 07417

Ladies and Gentlemen:

     American Real Estate Investment Corporation has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (the "Registration Statement") on or about the date hereof. In connection with the filing of the Registration Statement, you have requested certain opinions regarding the application of the federal income tax laws to New Jersey Associates, a New Jersey general partnership ("NJA"), McBride Properties, a New Jersey general


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Paul, Weiss et al.
November 10, 1997
Page 2


partnership ("MBP"), RROP, L.L.C., a New Jersey limited liability company ("RROP"), UFSC, L.L.C., a New Jersey limited liability company ("UFSC"), MBP/BRE, L.L.C., a New Jersey limited liability company ("MBP/BRE"), NJA/BRE, L.L.C., a New Jersey limited liability company ("NJA/BRE"), OIP/BRE, L.L.C., a New Jersey limited liability company ("OIP/BRE"), FLIP/BRE, Inc., a New Jersey corporation ("FLIP/BRE"), REA/SPC, Inc., a New Jersey corporation ("REA/SPC"), and Fair Lawn Industrial Park, Inc., a New York corporation ("FLIP").

     Specifically, you have requested that we render opinions addressing the following:

     1. Whether the leases of the improved real properties located at 40 Potash Road, Oakland, New Jersey, 1655 Valley Road, Wayne, New Jersey, 1600 Route 208, Fair Lawn, New Jersey, 1905 Nevins Road, Fair Lawn, New Jersey, 128 Bauer Drive, Oakland, New Jersey, 5 Thornton Road, Oakland, New Jersey, 2208 Route 208, Fair Lawn, New Jersey, 2 Volvo Drive, Rockleigh, New Jersey, 1500 Pollitt Drive, Fair Lawn, New Jersey, 1900 Pollitt Drive, Fair Lawn, New Jersey, 1701 Pollitt Drive, Fair Lawn, New Jersey, 95 Bauer Drive, Oakland, New Jersey, 99 Bauer Drive, Oakland, New Jersey, 88 Mary Street, Paterson, New Jersey, and Franklin Lakes Road Shopping Center (851 High Mountain Road), Franklin Lakes, New Jersey (the "Properties") (the "Leases") will be treated as leases for federal income tax purposes and whether the rent payable thereunder will qualify as "rents from real property" for purposes of the 75 percent and 95 percent gross income tests of section 856(c);(1)

     2. Whether the income of NJA and MBP (collectively, the "Partnerships"), the income of RROP, UFSC, MBP/BRE, NJA/BRE, OIP/BRE, FLIP/BRE, and REA/SPC (collectively, the "Companies"), and the income of FLIP will satisfy the requirements of the gross income tests under section 856;

     3. Whether ownership of the assets contributed to the American Real Estate Investment Corporation ("American REIT") and American Real Estate Investment, L.P. (the "Operating Partnership") by the Partnerships, the Companies, and FLIP will, considered separately, cause a REIT to violate the asset tests of section 856(c)(5);


______________________________

1. All section references herein are to the Internal Revenue Code of 1986, as amended (the "Code"), or the regulations issued thereunder ("Treasury Regulations"), unless otherwise noted.


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November 10, 1997
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     4.   Whether the Partnerships and the Companies will be classified for federal income tax purposes as partnerships and not as (a) associations taxable as corporations or (b) publicly traded partnerships;

     5. Whether FLIP will be classified for federal income tax purposes as an S corporation and not as a C corporation; and

     6. Whether FLIP/BRE will be classified for federal income tax purposes as a qualified subchapter S subsidiary (a "QSSS").

     The opinions set forth herein are based upon the existing provisions of the Code, Treasury Regulations, and the reported interpretations thereof by the Internal Revenue Service ("IRS") and by the courts in effect as of the date hereof, all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations. We believe that the conclusions expressed herein, if challenged by the IRS, would be sustained in court.
Because our opinions are not binding upon the IRS or the courts, however, there can be no assurance that contrary positions may not be successfully asserted by the IRS.

I.   DOCUMENTS AND REPRESENTATIONS

     For the purpose of rendering these opinions, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the following: (1) the Agreement of General Partnership of McBride Properties dated December 31, 1988, as amended; (2) the Amended and Restated Agreement of General Partnership of New Jersey Associates dated April 1, 1992, as amended;
(3) the Operating Agreement of RROP, L.L.C. dated September 15, 1997, as amended; (4) the Operating Agreement of UFSC, L.L.C. dated September 16, 1997, as amended; (5) the Operating Agreement of MBP/BRE, L.L.C. dated September 10, 1997, as amended; (6) the Operating Agreement of NJA/BRE, L.L.C. dated September 10, 1997; (7) the Operating Agreement of OIP/BRE dated September 10, 1997, as amended; (8) copies of all existing leases (including amendments) entered into as of the date hereof with respect to the Properties; and (9) such other documents or information as we have deemed necessary for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

     In addition, these opinions are conditioned upon certain representations made by the Partnerships, the Companies, and FLIP as to factual and other matters as set forth in a letter submitted to us and attached hereto. These opinions are also based on the assumptions that each


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of the Partnerships, the Companies, and FLIP has been and will be operated in accordance with the terms and provisions of its organizational documents.

     Unless facts material to the opinions expressed herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the representations made by the Partnerships, the Companies, and FLIP. We are not, however, aware of any facts or circumstances contrary to or inconsistent with the representations. To the extent the representations are with respect to matters set forth in the Code or Treasury Regulations, we have reviewed with the individuals making such representations the relevant provisions of the Code, the Treasury Regulations and published administrative interpretations.

II.  OPINIONS

     A. GROSS INCOME TESTS

           1.  LEGAL BACKGROUND

                   a. 75 PERCENT AND 95 PERCENT TESTS

     In order to qualify as a REIT for tax purposes, an entity must satisfy certain tests with respect to the composition of its gross income on an annual basis. First, at least 75 percent of the entity's gross income (excluding gross income from certain prohibited transactions) for each taxable year must consist of temporary investment income, or of certain defined categories of income derived directly or indirectly from investments relating to real property or mortgages on real property. These categories include, subject to various limitations, rents from real property, interest on mortgages on real property, gains from the sale or other disposition of real property (including interests in real property and mortgages on real property) not primarily held for sale to customers in the ordinary course of business, income from foreclosure property, and amounts received as consideration for entering into either loans secured by real property or purchases or leases of real property.(2) Second, at least 95 percent of the entity's gross income (excluding gross income from certain prohibited transactions) for each taxable year must be derived from income qualifying under the 75 percent test and from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.(3)

          b.  RENTS FROM REAL PROPERTY


______________________________

2. Section 856(c)(3).

3. Section 856(c)(2).


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Paul, Weiss et al.
November 10, 1997
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     Rents from real property satisfy both the 75 percent and 95 percent tests for REIT qualification only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.(4) Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10 percent or more of the REIT, directly or constructively, owns 10 percent or more of such tenant (a "Related Party Tenant").(5) Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15 percent of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."(6) Finally, for rents to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. Rents will be qualified as "rents from real property, " however, if a REIT directly performs services in connection with the lease of the property, if those services are "usually or customarily rendered" in connection with the rental of space for occupancy, and if such services are not considered to be rendered to the occupant of the property.(7)

          c.  INCOME FROM FORECLOSURE PROPERTY

     Income from foreclosure property is treated as "qualifying income" for purposes of the 75 percent and 95 percent tests (although any net income from foreclosure property is taxed at the maximum corporate rate). Foreclosure property is any real property, and any personal property incident to such real property, acquired by a REIT through default under a mortgage or a lease. A REIT may elect to treat such property as foreclosure property for a grace period of up to two years.(8) However, such property will cease to qualify as foreclosure property if it is used by the REIT in a trade or business more than 90 days after it is acquired and it is not operated through an independent contractor from whom the REIT does not derive or receive any income.(9) Moreover, property is not eligible to be treated as foreclosure property if the lease is entered into


______________________________

4. Section 856(d)(2)(A).

5. Section 856(d)(2)(B).

6. Section 856(d)(1)(C).

7. Section 856(d)(1)(B), 856(d)(2)(C).

8. Section 856(e).

9. Section 856(e)(4).


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Paul, Weiss et al.
November 10, 1997
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with an intent to evict or foreclose, or if the REIT knows or has reason to know that default would occur.(10)

     2.  OPINIONS

          a.  LEASES WILL BE TREATED AS LEASES FOR FEDERAL INCOME TAX PURPOSES

     In order for any income derived from the Properties to constitute either "rents from real property," or in the case of a default under the Leases, "gross income from foreclosure property," the Leases must be treated as a leases for federal income tax purposes and not be treated as service contracts, management contracts or other types of arrangements. This determination depends on an analysis of all of the surrounding facts and circumstances. In making this determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the business conducted at the property that is provided to the lessee (E.G., whether the lessee has substantial rights of control over the operation of the property and its business), (iv) the extent to which the lessee has the risk of loss from operations of the business conducted at the property (E.G., whether the lessee bears the risk of increases in operating expenses and of decreases in revenues), and (v) the extent to which the lessee has the opportunity to benefit from operations of the business conducted at the property (E.G., whether the lessee benefits from decreased operating expenses or increased revenues).(11)

     Based on the foregoing, it is our opinion that the Leases will be treated as leases for federal income tax purposes, rather than service contracts, management contracts or other types of arrangements.

          b.  PERCENTAGE RENT PROVISIONS ARE NOT PROFIT BASED

     Pursuant to certain of the Leases, the lessees will be obligated to pay base rent and percentage rent. Under the Treasury Regulations, percentage rent based on a percentage of gross receipts or sales in excess of a floor amount, which is how the percentage rent is structured under the Leases, will not qualify as "rents from real property" unless (i) such floor amount does not depend in whole or in part on the income or profits of the lessee or have the effect of basing the rent on the income or profits of any person, (ii) the percentage or percentages and the floor amount are fixed at the time the lease is entered into, (iii) the percentage or percentages and the


______________________________

10. Treas. Reg. Section 1.856-6(b)(3).

11. SEE. E.G., XEROX CORP. V. U.S., 80-2 USTC Paragraph 9530 (Ct. Cl. Tr. Div. 19-0), aff'd per curiam, 656 F.2d 659 (Ct. Cl. 1981).


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Paul, Weiss et al.
November 10, 1997
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floor amount are not renegotiated during the term of the lease in a manner that has the effect of basing the percentage rent on income or profits, and (iv) the percentage and the floor amount conform with normal business practice.(12)

     Under the terms of certain of the Leases, the lessees will pay percentage rent on an amount by which gross receipts from the leased property exceeds a floor amount. This formula effectively rewards the tenants for any increases in gross receipts over the threshold amounts. This type of formula does not base the percentage rent on the tenant's income or profits, and similar formulas have been treated by the IRS as generating "rents from real property."(13) Moreover, the Partnerships and FLIP have represented that (i) the floor amounts used to compute the percentage rent under the Leases do not depend in whole or in part on the income or profits of any person, (ii) the percentages and the floor amounts were fixed at the time the leases were entered into, (iii) the percentage rent provisions and floor amounts of the Leases will not be renegotiated during the term of the Leases or at the expiration or earlier termination of the Leases in a manner that has the effect of basing the rent on income or profits, and (iv) the percentage rent provisions and floor amounts of the Leases conform with normal business practice. In addition, based on our experience and an examination of the Leases, the Leases appear to conform with normal business practice.

     Based on the foregoing, it is our opinion that the percentage rent derived from the Leases will qualify as "rents from real property."

          c.  RELATED PARTY TENANTS

     As noted above, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10 percent or more of the REIT, directly or constructively, owns 10 percent or more of such tenant. Under the Articles of Incorporation of American REIT (the "Existing Charter"), subject to certain exceptions, no holder may own or be deemed to own by virtue of the attribution provisions of the Code, more than 4.75 percent of the lesser of the number or the value of the total outstanding shares of stock of American REIT. American REIT has provided us with a list of its shareholders, including those excepted from 4.75 percent ownership limit. Upon review of this list, the Partnerships, the Companies, and FLIP have determined that none of the shareholders excepted from the ownership limit own 10 percent or more of any of the tenants of the Properties. When the Existing Charter is amended,


______________________________

12. Treas. Reg. Section 1.856-4(b)(3).

13. SEE, E.G., P.L.R. 8803007 (September 23, 1987) (percentage rent based on gross revenues in excess of gross revenues for a base year treated as "rents from real property"); CF. P.L.R. 9104018 (October 26, 1990) (interest based on gross revenues in excess of a floor amount treated as qualifying interest under section 856(f)).


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Page 8


only members of the McBride family and Hudson Bay Partners, L.P. ("Hudson Bay") will be permitted to own 10 percent or more of American REIT.

     The Partnerships, the Company, and FLIP have represented that neither American REIT nor Hudson Bay owns, directly or indirectly, 10 percent or more of any tenant of the Properties. The Partnerships, the Companies, and FLIP have also represented that, with the exception of McBride Energy Services Corp. (MESCO), McBride Corporate Real Estate, Inc., McBride Enterprises, Inc., Albert
P. Schmidt Construction Company, and Independent Electric Company, no member of the McBride family nor any McBride corporation, partnership, limited liability company, or any other McBride entity owns, directly or indirectly, 10 percent or more of any tenant of the Properties. In addition, the Partnerships, the Companies, and FLIP have represented that the combined annual rent for 1997 from these related party tenants is approximately $251,210, which constitutes less than 5 percent of the gross income of the Partnerships, the Companies, and FLIP.

     Based on the foregoing, it is our opinion that, other than the rent derived from the tenants listed above, none of the rental income from the Properties will constitute rent from related parties.

          d.  NO RENTS ATTRIBUTABLE TO PERSONAL PROPERTY

     As noted above, rents attributable to personal property leased under or in connection with each of the Leases must not be greater than 15 percent of the rents received under such lease. The Partnerships, the Companies, and FLIP have represented that no personal property is leased under or in connection with the Leases. In addition, based upon our examination of the Leases, it appears that no personal property is leased under or in connection with the Leases. Therefore, no rents are attributable to personal property.

          e.  CUSTOMARILY RENDERED SERVICES

     As noted above, for rents to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. Rents will be qualified as "rents from real property, " however, if a REIT directly performs services in connection with the lease of the property, if those services are "usually or customarily rendered" in connection with the rental of space for occupancy, and if such services are not considered to be rendered to the occupant of the property. The Partnerships, the Companies, and FLIP have represented that all of the services rendered in connection with the Leases are usually or customarily rendered in connection with the rental of space for occupancy. Therefore, none of


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Paul, Weiss et al.
November 10, 1997
Page 9


the income derived from the Leases is from services that are not usually or customarily rendered in connection with the rental of space for occupancy.

          f. INCOME OF THE PARTNERSHIPS, THE COMPANIES AND FLIP SATISFIES GROSS INCOME TESTS

     The Partnerships, the Companies and FLIP have represented to us that at least 95 percent of the gross income of the Partnerships, the Companies, and FLIP is derived from the Leases. Based upon that representation and the foregoing discussion, it is our opinion that the income of the Partnerships, the Companies, and FLIP, considered separately, would satisfy the gross income tests of section 856.

     B.  ASSET TESTS

     A REIT, at the close of each quarter of its taxable year, must satisfy three tests under section 856(c)(5) relating to the nature of its assets.
First, at least 75 percent of the value of its total assets must be represented by real estate assets, cash, cash items and government securities. Second, not more than 25 percent of the REIT's total assets may be represented by securities other than those in the 75 percent asset class. Third, of the investments included in the 25 percent asset class, the value of any one issuer's securities owned by the REIT may not exceed 5 percent of the value of the REIT's total assets, and the REIT may not own more than 10 percent of any one issuer's outstanding voting securities.

     The Partnerships, the Companies, and FLIP have represented to us that at least 75 percent of the value of the assets of the Partnerships, the Companies, and FLIP are real estate assets. Based on the foregoing, it is our opinion that ownership of the assets contributed to American REIT and the Operating Partnership by the Partnerships, the Companies, and FLIP would not, considered separately, cause a REIT to violate the asset tests of Section 856(c)(5).

     C.  CHARACTERIZATION OF THE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX
PURPOSES

          i.  CLASSIFICATION FOR PERIODS ON OR AFTER JANUARY 1, 1997

     Section 301.7701-2(a) of the Treasury Regulations provides that a business entity formed on or after January 1, 1997 with two or more members will be classified for federal tax purposes as either a corporation or a partnership, unless it is otherwise subject to special treatment under the Code. Under sections 301.7701-2(b)(1), (3), (4), (5), (6), (7) and (8) of the Treasury
Regulations, a corporation includes business entities denominated as such under applicable law, as well as joint-stock companies, insurance companies, entities that conduct certain banking


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Paul, Weiss et al.
November 10, 1997
Page 10


activities, entities wholly owned by a state or any political subdivision thereof, entities that are taxable as corporations under a provision of the Code other than section 7701(a)(3), and certain entities formed under the laws of a foreign jurisdiction. Section 301.7701-3(a) of the Treasury Regulations provides that a business entity with two or more members that is not classified as a corporation under section 301.7701-2(b)(1), (3), (4), (5), (6), (7) or (8)
of the Treasury Regulations (an "Eligible Entity") can elect its classification for federal income tax purposes. Section 301.7701-3(b)(1) of the Treasury Regulations provides that a domestic Eligible Entity formed on or after January 1, 1997 will be classified as a partnership unless it elects otherwise. Under section 301.7701-3(b)(3) of the Treasury Regulations, a domestic Eligible Entity in existence prior to January 1, 1997 will have the same classification that the entity claimed under sections 301.7701-1 through 301.7701-3 of the Treasury Regulations as in effect prior to January 1, 1997 (the "Prior Regulations"), unless it elects otherwise.

     Each of the Partnerships was duly organized as a general partnership prior to January 1, 1997. The Partnerships are not corporations as defined under section 301.7701-2(b)(1), (3), (4), (5), (6), (7) or (8) of the Treasury
Regulations. Accordingly, each of the Partnerships is an Eligible Entity that can elect its classification for federal income tax purposes for all periods on or after January 1, 1997. The Partnerships have represented that each of the Partnerships has claimed classification as a partnership under the Prior Regulations, as reflected on federal income tax returns filed for the tax year ending December 31, 1996. The Partnerships have also represented that none of the Partnerships will file an election to be treated as a corporation. Based on the foregoing, it is our opinion that each of the Partnerships will be treated as a partnership for federal income tax purposes as defined in Code sections 7701(a)(2) and 761(a) and not as an association taxable as a corporation for all periods on or after January 1, 1997.

          ii.  CLASSIFICATION FOR PERIODS PRIOR TO JANUARY 1, 1997.

     Section 301.7701-3(f)(2) of the Treasury Regulations provides that the claimed classification of a business entity that is not described in section 301.7701-2(b)(1), (3), (4), (5), (6), or (7) of the Treasury Regulations and
that was in existence prior to January 1, 1997 generally will be respected for all periods prior to January 1, 1997 if the entity had a reasonable basis for its claimed classification, and neither the entity nor any member thereof was notified in writing on or before May 8, 1996 that the classification of the entity was under examination.

     Section 301.7701-2(a) of the Prior Regulations provided that an entity that has associates and an objective to carry on a business for joint profit will be treated as a partnership, and not as an association taxable as a corporation, if it has not more than two of the following four characteristics of a corporation:
(i) continuity of life; (ii) centralization of management; (iii) limited liability; and (iv) free transferability of interests. The entity must also have no other


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Paul, Weiss et al.
November 10, 1997
Page 11


characteristics that are significant in determining its classification. Generally, other factors are considered only insofar as they relate to the determination of the presence or absence of the foregoing corporate characteristics. SEE Rev. Rul. 79-106, 1979-1 C.B. 448.

     Revenue Procedure 89-12, 1989-1 C.B. 798, specified the conditions to be satisfied for an entity to receive a favorable advanced ruling that it would be classified as a partnership for federal income tax purposes. The Partnerships may not have met all of the requirements necessary to obtain such a ruling. Such requirements were applicable only in determining whether rulings will be issued, however, and were not intended as substantive rules for the determination of partnership status.

     Under section 301.7701-2(d) of the Prior Regulations, an entity lacks the corporate characteristic of limited liability if there is at least one member who is personally liable for the debts of or claims against the partnership. As general partnerships, each of the Partnerships lacked the corporate characteristic of limited liability.

     Section 301.7701-2(b) of the Prior Regulations provided that if the bankruptcy, retirement, resignation, expulsion, or other event of withdrawal of a general partner of a limited partnership causes a dissolution of the partnership, continuity of life does not exist. Under Section 31 of the NJ Partnership Law, the occurrence of any of the aforementioned events causes a dissolution of the partnership. Accordingly, each of the Partnerships lacked the corporate characteristic of continuity of life.

     In sum, because each of the Partnerships lacked the corporate characteristics of continuity of life and limited liability, it is our opinion that each of the Partnerships had a reasonable basis for claiming partnership classification under the Prior Regulations. In addition, each of the Partnerships has represented to us that neither the Partnership nor any partner was notified in writing on or before May 8, 1996 that the classification of such partnership was under examination. Based on the foregoing, it is our opinion that each of the Partnerships will be treated as a partnership as defined in sections 7701(a)(2) and 761(a) of the Code and not as an association taxable as a corporation for all periods prior to January 1, 1997.

          iii.  PUBLICLY TRADED PARTNERSHIP STATUS.

     Section 7704 of the Code provides that certain publicly traded partnerships may be taxed as corporations even though they otherwise meet all of the relevant tests for treatment as partnerships for federal income tax purposes. A partnership is considered to be a publicly traded partnership if interests in the partnership are (or become) (i) traded on an established securities market or (ii) readily tradable on a secondary market or the substantial equivalent thereof.


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Paul, Weiss et al.
November 10, 1997
Page 12


Treasury Regulations issued under section 7704(b) of the Code provide that interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction that was not registered under the Securities Act of 1933, and (ii) the partnership does not have more than 100 partners at any time during its taxable year. For purposes of determining the number of partners in the partnership, persons owning an interest through a flow-through entity are treated as partners in the partnership only if (i) substantially all of the value of the flow-through entity is attributable to the lower-tier partnership interest, and (ii) a principal purpose for the tiered arrangement is to permit the partnership to satisfy the 100 partner requirement.

     Based upon the structure and capitalization of the Partnerships and representations of each of the Partnerships regarding its current ownership, it is our opinion that none of the Partnerships constitutes a publicly traded partnership for purposes of section 7704 of the Code.

     D.  CHARACTERIZATION OF THE COMPANIES FOR U.S. FEDERAL INCOME TAX PURPOSES

          i.  CLASSIFICATION AS PARTNERSHIPS

     Section 301.7701-2(a) of the Treasury Regulations provides that a business entity formed on or after January 1, 1997 with two or more members will be classified for federal tax purposes as either a corporation or a partnership, unless it is otherwise subject to special treatment under the Code. Under sections 301.7701-2(b)(1), (3), (4), (5), (6), (7) and (8) of the Treasury
Regulations, a corporation includes business entities denominated as such under applicable law, as well as joint-stock companies, insurance companies, entities that conduct certain banking activities, entities wholly owned by a state or any political subdivision thereof, entities that are taxable as corporations under a provision of the Code other than section 7701(a)(3), and certain entities formed under the laws of a foreign jurisdiction. Section 301.7701-3(a) of the Treasury Regulations provides that a business entity with two or more members that is not classified as a corporation under section 301.7701-2(b)(1), (3), (4), (5), (6),
(7) or (8) of the Treasury Regulations (an "Eligible Entity") can elect its classification for federal income tax purposes. Section 301.7701-3(b)(1) of the Treasury Regulations provides that a domestic Eligible Entity formed on or after January 1, 1997 will be classified as a partnership unless it elects otherwise.

     Each of the Companies, except FLIP/BRE and REA/SPC which are corporations, were duly organized as limited liability companies pursuant to the New Jersey Limited Liability Company Act after January 1, 1997. The Companies, except FLIP/BRE and REA/SPC, are not corporations as defined under section 301.7701-2(b)(1), (3), (4), (5), (6), (7) or (8) of the Treasury Regulations.
Accordingly, each of the Companies, except FLIP/BRE and REA/SPC, is an Eligible Entity that can elect its classification for federal income tax purposes for all periods on or after January 1, 1997. Each of the Companies, except FLIP/BRE and REA/SPC, has represented that it will not file an election to be treated as a corporation.

Paul, Weiss et al.
November 10, 1997
Page 13


     Based on the foregoing, it is our opinion that each of the Companies, except FLIP/BRE and REA/SPC, will be treated as a partnership for federal income tax purposes as defined in Code sections 7701(a)(2) and 761(a) and not as an association taxable as a corporation.

     ii.  PUBLICLY TRADED PARTNERSHIP STATUS.

     Section 7704 of the Code provides that certain publicly traded partnerships may be taxed as corporations even though they otherwise meet all of the relevant tests for treatment as partnerships for federal income tax purposes. A partnership is considered to be a publicly traded partnership if interests in the partnership are (or become) (i) traded on an established securities market or (ii) readily tradable on a secondary market or the substantial equivalent thereof. Treasury Regulations issued under section 7704(b) of the Code provide that interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction that was not registered under the Securities Act of 1933, and (ii) the partnership does not have more than 100 partners at any time during its taxable year. For purposes of determining the number of partners in the partnership, persons owning an interest through a flow-through entity are treated as partners in the partnership only if (i) substantially all of the value of the flow-through entity is attributable to the lower-tier partnership interest, and (ii) a principal purpose for the tiered arrangement is to permit the partnership to satisfy the 100 partner requirement.

     Based upon the structure and capitalization of the Companies and representations of each of the Companies regarding its current ownership, it is our opinion that none of the Companies, except FLIP/BRE and REA/SPC, constitutes a publicly traded partnership for purposes of section 7704 of the Code.

     E. CHARACTERIZATION OF FAIR LAWN INDUSTRIAL PARK, INC. FOR FEDERAL INCOME TAX PURPOSES

     FLIP is a domestic corporation that is neither a financial institution, an insurance company, a domestic international sales corporation (a "DISC"), nor a former DISC. FLIP has represented that it has not made an election under
Section 936.  FLIP's tax year is the calendar year, an eligible tax year under section 1361. FLIP has represented that, as of the beginning of the taxable year for which it first elected S corporation status, and at all times since that date: (i) FLIP has had only one class of stock and 35 or fewer shareholders (and 75 or fewer shareholders in 1997), and all of the shareholders have been individuals, decedents' estates, or grantor trusts for individual U.S. citizens or residents, except as permitted at the time under section 1361; (ii) none of FLIP's shareholders have been a corporation, partnership, trust (other than a grantor trust for individual U.S. citizens or residents), nonresident alien, foreign trust, life tenant, or resident of a foreign country that has a U.S. income tax treaty; (iii) FLIP has not been a domestic international sales corporation, a bank, or an insurance company; (iv) FLIP has not been a

Paul, Weiss et al.
November 10, 1997
Page 14


member of an affiliated group; (v) FLIP has never had any outstanding stock, options, warrants, convertible notes, or agreements that would create a second class of stock; and (vi) FLIP has had no accumulated subchapter C earnings and profits. Based on the foregoing representations, it is our opinion that FLIP was eligible to elect and retain S corporation status.

     FLIP has represented that its Form 2553 was properly completed, signed by an authorized corporate officer, and timely filed. FLIP has also represented that all shareholders were identified correctly and consented to the election. In addition, the calendar year as a taxable year was retained. Based on the foregoing representations, it is our opinion that FLIP made a valid S corporation election.

     Finally, FLIP has represented that it has not had a prior termination of S status. Based on all of the foregoing representations, it is our opinion that FLIP will be classified for federal income tax purposes as an S corporation and not a C corporation.

     F.  CHARACTERIZATION OF FLIP/BRE, INC. FOR FEDERAL INCOME TAX PURPOSES

     In order to qualify its subsidiary as a QSSS, section 1361(b)(3)(B) of the Code requires that a subchapter S corporation own 100 percent of the stock of such subsidiary and properly elect to treat the subsidiary as a QSSS. In addition, the subsidiary must be a domestic corporation that is not ineligible under section 1361. Although the statutory provisions do not discuss how the corporation should make the election, IRS Notice 97-4, 1997-2 I.R.B. 24, provides guidance on the manner in which a QSSS election must be made. To make the QSSS election, the parent corporation must file a Form 966 with the Internal Revenue Service Center where the parent corporation files its income tax return. The election may be effective on the date the Form 966 is filed or up to 75 days prior to the filing.

     FLIP/BRE is a New Jersey corporation that is neither a financial institution, an insurance company, a DISC, nor a former DISC. FLIP/BRE has represented that it has not made an election under Section 936. FLIP has represented that it owns 100 percent of the stock of FLIP/BRE and has owned 100 percent of such stock since the incorporation of FLIP/BRE. FLIP has also represented that it filed Form 966 with the appropriate Internal Revenue Service Center on September 17, 1997. In addition, FLIP has represented that it chose August 28, 1997, the date of incorporation of FLIP/BRE, as the effective date for the election.

     Based on the foregoing representations, it is our opinion that FLIP/BRE will be classified for federal income tax purposes as a qualified subchapter S subsidiary.

     III. ADDITIONAL LIMITATIONS

Paul, Weiss et al.
November 10, 1997
Page 15


     The foregoing opinions are limited to the specific matters covered thereby and should not be interpreted to imply that the undersigned has offered its opinion on any other matter.

                                        Very truly yours,


                                        SHAW, PITTMAN, POTTS & TROWBRIDGE